Exhibit 10.1

ASSET PURCHASE AGREEMENT

          This ASSET PURCHASE AGREEMENT, dated as of September 1, 2008 (the “Agreement”), among Universal Power Group, Inc., a Texas corporation, having its principal place of business at 1720 Hayden Road, Carrollton, Texas 75006 (“UPG” or the “Buyer”), as purchaser, and Shanah, Inc. (“Shanah”) and Long Knight, Inc. (formerly known as Silver Spur, Inc.), each a Texas corporation having its principal place of business at 6112 W. Pioneer Parkway, Arlington, Texas 76013 (the “Sellers”), as sellers, and James R. Nachlinger, also known as Dick Nachlinger, an individual residing at 2900 Mistletoe Ct., Arlington, Texas 76013 (“Nach-linger”).

W I T N E S S E T H:

          WHEREAS, Sellers are engaged in the business of manufacturing, fabricating and selling hunting and hunting-related products under the names “Monarch,” “Monarch Hunting Products” and derivatives thereof (the “Business”); and

          WHEREAS, Nachlinger owns one hundred percent (100%) of the issued and outstanding shares of the capital stock of each of the Sellers; and

          WHEREAS, UPG wishes to acquire all of the Purchased Assets (as more particularly described below) on the terms and conditions set forth herein; and

          WHEREAS, the Sellers wish to sell the Purchased Assets to UPG on the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants set forth herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

          1.         Purchase and Sale of Assets.

          1.01     Purchase of Assets and Assumption of Liabilities. On the terms and subject to the conditions set forth herein, at the Closing (as defined in Section 4.01), effective as of the Closing Date (as defined in Section 4.01), the Buyer shall (a) purchase from the Sellers, and the Sellers shall sell, assign, transfer, convey and deliver to the Buyer, all of the Sellers’ respective rights, title and interests in and to all of the assets and properties used in connection with the Business, as the same shall exist on the Closing Date, except for the Excluded Assets as described in Section 1.03, all of such assets and properties being hereinafter collectively referred to as the “Purchased Assets”; (b) assume all of the liabilities set forth all of the liabilities of Sellers as specifically set forth in Section 3.01 hereof and on Schedule 1.01 hereto.

          1.02     List of Assets. Except as expressly provided in Section 1.03 hereof, the Purchased Assets shall include, without limitation, all of the Sellers rights, title and interests in and to:

(a)	cash and cash equivalents in excess of $19,955.00 (the “Retained Cash”);

(b)	all receivables (including all trade receivables);

(c)	all inventory (including raw materials, work-in process and finished goods) and packaging and other supplies;

(d)	prepaid licenses and permits relating to the Business and/or the Purchased Assets;

(e)	miscellaneous deposits and prepaid expenses;

(f)	advances to suppliers;

(g)	machinery and equipment;

(h)	autos and trucks;

(i)	office furniture and fixtures;

(j)	goodwill of the Business;

(k)	all Rights (as defined in Section 5.l4) including, but not limited to, all trademarks, trade names, service marks and service names, including Monarch, and Monarch Hunting Products;

(l)	all rights and privileges under and pursuant to the Assumed Contracts (as defined in Section 3.01);

(m)	all claims against third parties relating to items included in the Purchase Assets, including, without limitation, unliquidated rights under manufacturer’s and ven- dor’s warranties;

(n)	all customer lists, supplier lists, production records and other records relating to the Business;

(o)	all computer hardware and software;

(p)	rights to any and all advertising materials, including radio or television ads, jin- gles or other promotional media;

(q)	prepaid insurance; and

(r)	internet websites and domain names.

          1.03    Excluded Assets. The Purchased Assets shall not include:

(a)	the Retained Cash;

(b)	any amounts due from Nachlinger;

(c)	all real estate;

(d)	Sellers’ accounting and tax records and files;

(e)	Sellers incorporation data, corporate seals, stock records, minutes of meetings of Sellers’ Boards of Directors and shareholders; and

(f)	any contracts and leases to which the Sellers are a party, except Assumed Contracts.

          1.04    Instruments of Transfer. On the Closing Date, the Sellers shall deliver, or cause to be delivered, to the Buyer (a) duly executed instruments of transfer and assignment, including, without limitation, bills of sale and assignments in form and substance reasonably satisfactory to the Buyer and its counsel, sufficient to vest in the Buyer valid title to all of the Sellers right, title and interest in and to the Purchased Assets, free and clear of all mortgages, claims, liens, charges or encumbrances of any kind or nature whatsoever, and (b) a check in the amount of all cash and cash equivalents included in the Purchased Assets (excludes cash balance as of August 31, 2008).

          2.        Purchase Price.

          2.01    Purchase Price. The aggregate price to be paid by the Buyer (the “Purchase Price”) for and in consideration of the sale and transfer of the Purchased Assets as provided herein and for the covenant not to compete set forth in Section 7.01 hereof (the “Covenant Not To Compete”) shall be $1,000,000.

          2.02    Allocation of Purchase Price.

          (a)       The Purchase Price shall be allocated on the Closing Date (or within 30 days thereafter) to the Covenant Not To Compete and among the Purchased Assets in accordance with an allocation schedule to be prepared by the Buyer and consented to by the Sellers, which consent shall not be unreasonably withheld. Such allocation schedule shall be prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended.

          (b)       In connection with a determination of the allocation schedule contemplated in Section 2.02(a) above, the parties shall cooperate with each other and provide such information as any of them shall reasonably request. The parties shall each report the federal, state and local and other tax consequences of the purchase and sale contemplated hereby (including the filing of IRS Forms 8594) in a manner consistent with such allocation schedule and shall not make any inconsistent written statement or take any inconsistent position on any tax returns during the course of any IRS or other tax audit, for any financial or regulatory purpose, in any litigation or investigation or otherwise.

          (c)       Each party shall promptly notify the other party if it receives notice that the IRS proposes any allocation different from the allocation agreed upon in accordance with this Section 2.02.

          2.03    Payment of Purchase Price. Within five business days of the execution of this Agreement, the Buyer shall deposit the sum of $900,000.00 (the “Escrow Amount”) to Wood-haven Bank (the “Escrow Agent”) to be held in escrow pursuant to the terms and conditions of the Escrow Agreement, substantially in the form annexed hereto as Exhibit A. On the Closing Date, the Buyer shall authorize the release to the Sellers of the Escrow Amount plus any earnings thereon (the “Escrow Earnings”) not previously paid to the Sellers, and shall deliver the balance of the Purchase Price, $100,000.00, to the Sellers by certified or bank check payable to the Sellers or by wire transfer to an account designated by the Sellers.

          2.04    Retroactive Economic Effect to Transfer of Assets. As part of the inducement for the parties hereto to enter into this Agreement, the Sellers and the Buyer agree to give, to the extent herein provided, economic effect to the sale and transfer of the Purchased Assets as of the opening of business on September 1, 2008, by providing for an adjustment in the Purchase Price as follows:

          (a)       From and after September 1, 2008, through and including December 31, 2008 (the “Operating Period”), Nachlinger and the Sellers shall operate the Business consistent with past practice for the benefit and account of the Buyer and in connection therewith.

          (b)       On or before January 31, 2009, the Sellers shall pay to the Buyer an amount equal to their aggregate pre-tax net operating income, or the Buyer shall so pay to the Sellers, an amount equal to their aggregate pre-tax net operating loss, in either case as may result from the Seller’s conduct of the Business during the Operating Period consistent with past practice. For purposes of this Section 2.04, the Seller’s aggregate pre-tax net operating income or loss shall be determined in accordance with Sellers’ usual accounting procedures for determining their net income consistently applied except that (i) the Seller’s rent expense shall be deemed to be $7,800 per month or $31,200 in the aggregate and (ii) Nachlinger’s salary may not exceed $6,500 per month or $26,000 in the aggregate..

          (c)       For and in consideration of the foregoing, on the earlier of (i) the Closing Date or (ii) January 15, 2009, the Buyer shall instruct the Escrow Agent to pay the interest earned on the Escrow Amount to the Sellers.

          3.        Post-Closing Obligations.

          3.01    Assumption.

          (a)       Upon the transfer of the Purchased Assets to Buyer on the Closing Date, Buyer shall (except as may otherwise be specifically agreed to in any other provision of this Agreement) assume and agree to timely and fully pay, perform and discharge those obligations and liabilities of Sellers (the “Assumed Liabilities”) (i) incurred by the Sellers on or after September 1, 2008; provided that such obligations and liabilities are reasonable in light of the conduct of the Business prior to September 1, 2008 or such obligations or liabilities that have been approved in advance by the Buyer and (ii) arising from and after the Closing Date under those Contracts set forth on Schedule 5.20 which are marked with an asterisk (the “Assumed Contracts”).

          (b)       Except as specifically set forth in this Agreement, Buyer shall not and does not assume any liability or obligation of Seller.

          3.02    Endorsement of Checks. The Sellers hereby agree that any check received by the Buyer on or after the Closing Date as payment on account of any trade account receivable constituting a part of the Purchased Assets, which check is payable to a Seller, may be endorsed by Buyer for its own account.

          4.        Closing.

          4.01    Closing. The closing of the transactions to be effected hereunder (the “Closing”) shall be held at the offices of UPG at 10:00 A.M. Dallas, Texas time on or before January 10, 2009, or at such other place or at such other time as Buyer and Sellers may mutually agree (the “Closing Date”).

          5.        Representations and Warranties of Seller. Each of the Sellers and Nachlinger, jointly and severally, represent and warrant to and agrees with the Buyer as follows:

          5.01    Organization and Good Standing. Each Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas; (ii) has full corporate power and authority to conduct its business as now conducted and to own or lease and operate the assets and properties now owned or leased and operated by it; and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its properties requires such qualification except where the failure to be so qualified would not have a material adverse effect on the Business or the Purchased Assets (a

“Material Adverse Effect”). The jurisdictions in which each Seller is so qualified are set forth on Schedule 5.01.

          5.02    Capitalization of Seller. All of the outstanding shares of capital stock of each Seller are owned generally and of record by Nachlinger.

          5.03    Authority and Compliance. Each Seller has full corporate power and authority to execute and deliver this Agreement. The consummation and performance by each Seller of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate actions (including, without limitation, approval of the shareholders of such Seller). This Agreement has been duly and validly executed and delivered on behalf of each Seller and constitutes a valid obligation of such Seller, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by applicable insolvency, bankruptcy, reorganization or similar laws affecting the enforcement of creditors' rights generally and by general equity principles. No consent, authorization or approval of, exemption by, or filing with, any domestic governmental or administrative authority, or any court, is required by either Seller or any of its shareholders to be obtained or made in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

          5.04    No Conflict. The performance of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach or violation of any of the terms or provisions of, or constitute a default under (i) any Assumed Contract or other agreement or instrument relating to the Purchased Assets (subject to obtaining any consents required to assign the Assumed Contracts); (ii) the articles of incorporation or by-laws of either Seller; or (iii) any law, order, rule, regulation, writ, injunction or decree applicable to either Seller.

          5.05    Compliance with Law; Environmental.

          (a)       Sellers’ operation of the Business and use and occupancy of the Purchased Assets are in compliance with all, and not in violation of any, and neither Sellers nor Nachlinger has received any claim or notice that such operation or use and occupancy is in violation of any, applicable law or ordinance, or any order, rule or regulation of any governmental agency or body to which the Sellers, the Business or the Purchased Assets are subject (except where the failure to be in compliance does not have a Material Adverse Effect); nor have the Sellers failed to obtain or to adhere to the requirements of any government license, permit or authorization necessary to the ownership of the Purchased Assets or to the conduct of the Business (except where such failure does not have a Material Adverse Effect). All governmental permits, licenses and authorizations which have been obtained in connection with the operation of the Business or the use of the Purchased Assets are set forth in Schedule 5.05.

          (b)       The operations of Sellers for all prior periods and through Closing have (i) complied in all material respects with all Environmental Laws (as defined in Section 5.05(c) below), except where the failure to be in compliance does not have a Material Adverse Effect; (ii) not been subject to any judicial or administrative proceeding alleging the violation of any Environmental Laws; and (iii) not been the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Substances (as defined in Section 5.05(c) below) into the environment. None of the operations of the Sellers involves the generation, manufacture, refining, transportation, treatment, storage, handling or disposal of any Hazardous Substances. The Sellers have not shipped any Hazardous Substances for treatment, storage or disposal at any other site or facility, except in compliance with all Envi-

ronmental Laws. There are no underground storage tanks on any property on or in which the Business is conducted.

          (c)       For purposes of this Agreement, “Hazardous Substance” means hazardous waste, toxic substances, polychlorinated biphenyls, friable asbestos or asbestos containing materials and also includes, but is not limited to substances defined as “hazardous substances” or “toxic substances” in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C Sec. 9061, et seq. (“CERCLA”), the Hazardous Materials Transportation Act, 49 U.S.C. Sec. 6901, et seq. (“HMTA”), and any applicable state statutes. For purposes of this Agreement, “Environment Laws” means the following laws or acts or any other federal state or local laws relating to pollution or protection of the environment: CERCLA; HMTA; the Resource Conservation and Recovery Act, 42 U.S.C Sec 6901, et AIL; the Toxic Substances Control Act, 15 U.S.C Sec 2601, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Sec. 1251, et seq; the Safe Drinking Water Act, 42 U.S.C Sec. 300f, et seq.; and the Clean Air Act 42, U.S.C Sec 7401, et seq.

          5.06    Products. Schedule 5.06 contains a list of all products manufactured or sold by Sellers in the operation of the Business. None of the products manufactured or sold by the Sellers has in the past five years been recalled by Sellers or, to the best of Sellers’ actual knowledge, by any distributor, dealer or other independent agent.

          5.07    Financial Information. Schedule 5.07 contains financial information regarding the Sellers. Such financial information is true, complete and correct and fairly presents in all material respects the financial position of the Sellers at December 31, 2006 and 2007 and July 31, 2008 and the results of operations for the years and period then ended.

          5.08    Books and Records. The books of account and other financial records of Sellers are complete and correct in all material respects and are maintained in accordance with good business practices, and accurately reflect the basis for the preparation of the financial information set forth on Schedule 5.07.

          5.09    Accounts Receivable. All accounts receivable constituting Purchased Assets arose and/or will arise from bona fide transactions in the ordinary course of business. All trade accounts receivable are by their terms generally due within thirty (30) days after being recorded on the books of the Sellers. All accounts receivable constituting Purchased Assets are expected to be collected in full within one hundred eighty (180) days after Closing.

          5.10   Inventory. All inventory constituting Purchased Assets will be merchantable and of a quality and quantity usable or salable in the ordinary course of business. All inventory is located at the locations set forth on Schedule 5.10.

          5.11   Assets and Properties. Sellers have valid title to all personal property included in the Purchased Assets, free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts and other encumbrances or any kind or nature.

          5.12   Condition of Purchased Assets. All machinery, tools, equipment and other tangible personal property included in the Purchased Assets are in good operating condition and repair in all material respects and are usable in the ordinary course of the Business.

          5.13   Real Property. Nachlinger is the legal and beneficial owner of the real property listed on Schedule 5.13 (the “Property”) and has full power and authority to enter into a lease for the Property substantially in the form of Exhibit __ annexed hereto (the “Lease”). The Property is free and clear of all tenancies, licenses and other rights to occupancy and is suitable and adequate for the conduct of the Business as presently conducted.

          5.14   Patents, Trademarks, Copyrights, Etc. Schedule 5.14 contains a complete and correct list of all patents, patent rights, patent applications, licenses, shop rights, trademarks, trademark applications, trade names, copyrights and similar rights currently used in the Business (collectively “Rights”), indicating the registered owner, the registration number, and the expiration date thereof. Sellers own or validly license all Rights and other proprietary information used in the conduct of the Business as currently being conducted; the conduct of the Business as currently operated does not conflict with valid rights of others in any way, nor has any material use been made of the Rights, except by the Sellers or by other entities duly licensed to use the same under agreements set forth in Schedule 5.14.

          5.15   Insurance. Schedule 5.15 contains a summary description of all policies or binders of fire, liability, product liability, vehicular, title and other insurance held by or on behalf of the Sellers and relating to the Business or any of the Purchased Assets. The policies and binders summarized in Schedule 5.15 are in full force and effect.

          5.16   Legal Proceedings. Etc. Except as set forth on Schedule 5.16, there are no claims, actions, suits, proceedings, arbitrations or investigations, either administrative or judicial, pending or, to the best of Sellers’ actual knowledge, threatened by, or against, the Sellers or any of the Purchased Assets, or specifically relating to the transactions contemplated by this Agreement, at law or in equity or otherwise, before or by any court or governmental agency or body, domestic or foreign, or before an arbitrator of any kind.

          5.17   Taxes and Tax Returns. Sellers have duly made all deposits required by law to be made with respect to employees' withholding taxes. Sellers have duly filed with all appropriate governmental agencies and bodies, whether federal, state or local, all income, sales, license, franchise, excise, gross receipts, employment and payroll-related and real and personal property tax returns and all other tax returns which were required to be filed, all of which properly reflect the taxes owed by them for the periods covered thereby and, to the extent due, Sellers have paid all taxes shown to be due on such returns. With respect to sales of goods by the Sellers, the Sellers’ records properly reflect the basis for not collecting sales and/or use taxes with respect to those sales on which such taxes were not collected. Schedule 5.17 sets forth a list of all jurisdictions with respect to which the Sellers file tax returns with respect to the Business.

          5.18   Customers: Suppliers: Adverse Conditions.

          (a)      Except as set forth on Schedule 5.18(a), (i) there has not, since January 1, 2008, been any termination or cancellation of the business relationship of either Seller with any of the major customers or major suppliers of the Business; and (ii) there does not exist any facts or circumstances (except for general economic conditions affecting businesses generally) which have adversely affected or will adversely affect the Business with such major customers or major suppliers or which have prevented or will prevent such Business from being carried on after the Closing Date in essentially the same manner as is currently carried on.

          (b)      Section 5.18(b) sets forth a complete list of all of the customers of the Business and the volume of sales to each such customer in the years 2006 and 2007 and in the seven month period ended July 31, 2008.

          (c)       Section 5.18(c), a complete list of all of the suppliers of the Business and the volume of purchases from such suppliers in the years 2006 and 2007 and in the seven month period ended July 31, 2008.

          5.19   [INTENTIONALLY OMITTED]

          5.20   Contracts and Commitments.

          (a)       Except as listed and described on Schedule 5.20, the Sellers are not a party to any:

                    (i)      Contract (as defined below) with any employee or consultant (including, without limitation, any employment agreement);

                    (ii)     Contract for the future purchase of, or payment for, supplies or products involving payment by the Sellers of in excess of $5,000 or for the performance of services by a third party involving payment by the Seller in excess of $5,000;

                    (iii)    Contract to sell or supply products or to perform services involving receipt by the Sellers of an amount in excess of $5,000;

                    (iv)    Representative, sales agency or distribution agreement, contract or commitment, not terminable by the Sellers on thirty (30) days notice or less without cost or liability in excess of $5,000 for any such agreement, contract or commitment;

                    (v)     Lease under which either Seller is either the lessor or lessee relating to personal property and involving annual payments by or to such Seller in excess of $10,000;

                    (vi)     Factoring agreement or agreement for the assignment of receivables or inventory,

                    (vii)    Advertising agreement;

                    (viii)   Contract for any capital expenditure involving future payments, which, together with future payments under all other existing Contracts for all capital projects, are in excess of $10,000;

                    (ix)    Contract limiting or restraining in any respect either Seller from engaging or competing in any lines of business or with any person;

                    (x)     Contract with any labor union; and

                    (xi)    Any other Contract (x) wherein the amount of payments to be made by either Seller thereunder exceeds $10,000 or (y) which is not cancelable by such Seller without penalty on no more than thirty (30) days notice.

As used in this Agreement, the term “Contract” includes any mortgage, indenture, agreement, contract, commitment or lease.

          (b)      With respect to each of those Assumed Contracts listed on Schedule 5.20, to the best of Sellers’ actual knowledge: (i) the Sellers are in compliance with the provisions thereof; (ii) no party is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein; and (iii) no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder by the Sellers.

          5.21    Employees.

          (a)      Set forth on Schedule 5.21(a) is a complete and accurate list of the names, social security numbers, dates of hire, dates of birth, sex, annual wages or hourly wage rates, as the case may be, spouses, dependents and job descriptions of all present employees of the Sellers who are in active employment on the date hereof (the “Employees”). An Employee shall be considered “in active employment” if he or she performs services or is on vacation or authorized leave on the date hereof.

          (b)       Schedule 5.21(b) sets forth a complete list of all benefits to which any of the Employees set forth on Schedule 5.21(a) are entitled, including, without limitation, any vacation, medical, life insurance and severance benefits.

          5.22    Labor. The Sellers are in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, occupational safety and health, and wages and hours and the Sellers have not received any written notice that either one of them has failed to comply in any respect with any such laws. The Sellers are not engaged in any unfair labor practice. There is no unfair labor practice complaint against either Seller pending before the National Labor Relations Board or, to the best of the Sellers’ actual knowledge, threatened. There is no labor strike, dispute, slowdown or stoppage, actual, pending or, to the best of Seller’s actual knowledge, threatened, against or affecting Seller. Neither Seller is a party to any collective bargaining agreement with any union or other representative of employees and no question concerning representation exists with regard to any group of employees of the Sellers.

          5.23    [INTENTIONALLY OMITTED]

          5.24    Warranties. All of Sellers’ standard warranties and service policies covering its products and services which are in force as of the date hereof are set forth in Schedule 5.24.

          5.25    Assets Being Transferred. The Purchased Assets being conveyed hereunder constitute such assets (except for working capital) as are necessary to permit the Buyer to continue the Business in a manner substantially similar to the manner in which Seller is operating the Business on the date hereof.

          5.26    Finder. There is no firm, corporation, agency or other entity or person that is entitled to a finder's fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with Nachlinger or either Seller or any of their respective directors, officers, employees or shareholders.

          5.27    Full Disclosure. No representation or warranty by the Sellers in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein not materially misleading. The parties agree that any item disclosed in any Schedule to this Agreement shall be deemed to have been disclosed on all Schedules to this Agreement wherein such disclosure may have been required.

          6.        Representations and Warranties of Buyer. The Buyer hereby represents and warrants to Sellers as follows:

          6.01    Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, with full corporate power and authority to conduct its business as now conducted and to own or lease and operate the assets and properties now owned or leased and operated by it. The Buyer has, or will have, at Closing the full corporate power and authority to conduct the Business as now conducted by the Sellers and to own or lease and operate the Purchased Assets. Buyer is, or will be, within fifteen (15) days after the Closing Date duly qualified to do business and in good standing in each jurisdiction set forth on Schedule 5.01.

          6.02    Authority and Compliance. The Buyer has full corporate power and authority to execute and deliver this Agreement. The consummation and performance by the Buyer of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate and other proceedings. This Agreement has been duly and validly executed and delivered on behalf of the Buyer and constitutes a valid obligation of the Buyer, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by applicable insolvency, bankruptcy, reorganization or similar laws affecting the enforcement of creditors' rights generally and by general equity principles. No consent, authorization or approval of, exemption by, or filing with, any domestic governmental or administrative authority, or any court, is required to be obtained or made by Buyer in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

          6.03    No Conflict. The performance of this Agreement and the consummation of the transactions herein contemplated will not result in a breach or violation of any of the terms or provisions of, or constitute a default under (i) any contract or other agreement or instrument to which the Buyer is a party or by which the Buyer or any of its properties or assets is bound; (ii) the certificate of incorporation or by-laws of the Buyer; or (iii) any law, order, rule, regulation, writ, injunction or decree applicable to the Buyer.

          6.04    Finder. There is no firm, corporation, agency or other entity or person that is entitled to a finder's fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with the Buyer or any of its directors, officers, or employees.

          6.05    Full Disclosure. No representation or warranty by the Buyer in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein not materially misleading.

          7.        Covenants.

          7.01    Covenant Not to Compete. For a period of five (5) years from and after the Closing Date, neither Nachlinger nor any Seller nor any affiliate of Nachlinger or any Seller will, in the States of Texas, Oklahoma or Arkansas, compete with the Business as now conducted; and, in particular, neither Nachlinger nor any Seller nor any affiliate of Nachlinger or either Seller will not: (A) solicit or deal with any supplier of the Business; (B) solicit or deal with any customer of the Business; (C) hire away, interfere with or attempt to hire away any Employee of the Business; or (D) directly or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as a director, officer, employee, partner, consultant or agent with, any business in competition with the Business. In the event that the provisions of this Section 7.01 should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by applicable laws, then such provisions shall be deemed reformed to the maximum permitted by applicable laws. Nachlinger and the Sellers specifically acknowledge and agree that (x) the foregoing covenant is an essential element of this Agreement and that, but for the agreement of Nachlinger and the Sellers to comply with such covenant, the Buyer would not have entered into this Agreement; (y) the remedy at law for any breach of the foregoing covenant will be inadequate; and (z) the Buyer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief in the event any of Nachlinger, either Seller or any affiliate of Nachlinger or either Seller violates the provisions of this Section 7.01.

          7.02    Consents. Seller shall use its reasonable efforts to obtain such approvals and/or consents as shall not have been obtained by the Closing Date as may be required to transfer the Assumed Contracts to the Buyer. The Buyer shall, as requested, give its reasonable cooperation to the Sellers in connection with the Sellers’ efforts to obtain all such approvals and/or consents.

          7.03    Agreement Regarding Confidentiality. Except as required by law after reasonable notice to the Buyer, Nachlinger and the Sellers shall not (and shall exercise such control and influence as they are in a position to exercise, to cause their affiliates, directors, officers, employees, representatives, and agents not to), whether before or after the Closing, disclose to any person or entity any trade secret, formula, process, know-how, business strategies or plans, pricing, customers or customer lists, finances, costs, marketing plans, or any other information relat-

ing to the Purchased Assets or the Business that was not, prior to such disclosure, a matter of public knowledge.

          7.04    Consulting. For the period beginning on the Closing Date and ending on August 31, 2009, Nachlinger shall be available to consult with Buyer with respect to the Business, and transfer his unique knowledge of the Business, for up to 40 hours per week. In consideration thereof, Buyer hereby agrees that it will pay Nachlinger at the rate of $450.00 per day for services rendered up to a maximum of $6,500 per month.

          7.05.   Conduct of Business Until Closing Date. From and after the date hereof until the Closing Date, the Sellers will:

          (a)       operate their business only in the usual, regular and ordinary manner and, to the extent consistent with such operation, to (i) preserve the present business organization intact, (ii) use their best efforts to keep available the services of their present officers and significant employees, and (iii) use their best efforts to preserve the present business relationships with customers, suppliers, and others having business dealings with the Sellers;

          (b)       maintain all properties necessary for the conduct of their business in substantially the same condition as they now are (reasonable wear and tear excepted) and maintain in full force and effect insurance with responsible companies comparable in amount, scope and coverage to that in effect on the date of this Agreement;

          (c)       maintain their books, records and accounts in the usual, regular and ordinary manner on a basis consistent with prior periods;

          (d)       duly comply with all laws known to be applicable to them and to the conduct of their business;

          (e)       perform all of their material obligations without default;

          (f)       neither (i) merge with or into, consolidate or otherwise combine with, or acquire all or substantially all of the stock or assets of, any other entity; (ii) sell, lease or otherwise transfer any significant part of their assets other than in the ordinary course of business consistent with past practice nor (iii) change the character of their business;

          (g)       neither declare, pay or make any dividend or other distribution or payment in respect of the outstanding shares of capital stock of any of the Sellers, nor purchase, redeem or otherwise acquire any shares of capital stock of any of the Sellers;

          (h)       neither (i) encumber, mortgage, or subject to lien any of their properties or assets; (ii) convey, transfer or acquire any material asset or property other than in the ordinary course of business consistent with past practice; nor (iii) enter into any contract or undertaking relating to, or pay or promise to pay, any bonus, profit-sharing, or special compensation to any employee or make any increase in the compensation payable or to become payable to any employee other than in the ordinary course of business consistent with past practice; and

          (i)        neither incur any indebtedness for borrowed money nor modify, change or terminate any of the Contracts disclosed on any Schedule to this Agreement, other than in the ordinary course of business.

          8.        Conditions Precedent to the Obligations of Buyer. The obligations of the Buyer pursuant to this Agreement are subject to the satisfaction at the Closing of each of the following conditions; provided, however, that the Buyer may, in its sole discretion, waive any of such conditions and proceed with the transactions contemplated hereby.

          8.01    Accuracy of Representations and Warranties. The representations and warranties of Nachlinger and the Sellers contained in this Agreement or any other document delivered to the Buyer at the Closing in connection with this Agreement shall be true in all material respects on and as of the Closing Date, as if made on and as of the Closing Date.

          8.02    Performance of Agreements. Each of Nachlinger and the Sellers shall have performed and complied with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing Date pursuant to this Agreement.

          8.03    Litigation, Etc. No claim, action, suit, proceeding, arbitration, hearing or notice of hearing shall be pending (and no action or investigation by any governmental authority shall be threatened) which seeks to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

          8.04    Officer's Certificate. The Buyer shall have received a certificate from Nachlin-ger and from a senior executive officer of each of the Sellers, dated the Closing Date, certifying as to the fulfillment of the conditions set forth in Sections 8.01, 8.02 and 8.03 hereof.

          8.05    Approvals; Consents. The Sellers shall have obtained all approvals and/or consents required to transfer the Assumed Contracts to the Buyer.

          8.06    Actions, Proceedings, Etc. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement and all other related legal matters shall have been taken, prepared and completed in a manner reasonably satisfactory to the Buyer and its counsel; and the Buyer shall have been furnished with such other instruments and documents as it shall have reasonably requested.

          8.07    No Material Adverse Change. Between the date hereof and the Closing Date (i) there shall not have occurred any changes in the Business which in the aggregate are materially adverse; or (ii) Buyer shall not have learned of any facts which, in its reasonable judgment, it believes are materially adverse to the Business or the Purchased Assets.

          8.08    Leases. Nachlinger shall have executed and delivered the Lease to the Buyer or assignee.

          9.        Conditions Precedent to the Obligations of the Sellers. The obligations of the Sellers under this Agreement are subject to the satisfaction at the Closing of the following conditions; provided, however, that the Sellers may, in its sole discretion, waive any of such conditions and proceed with the transactions contemplated hereby.

          9.01    Accuracy of Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement or any other document delivered by the Buyer to the Sellers at the Closing in connection with this Agreement shall be true in all material respects on and as of the Closing Date, as if made on and as of the Closing Date.

          9.02    Performance of Agreements. Buyer shall have performed and complied with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing Date pursuant to this Agreement.

          9.03    Litigation, Etc. No claim, action, suit, proceeding, arbitration, hearing or notice of hearing shall be pending (and no action or investigation by any governmental authority shall be threatened) which seeks to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

          9.04    Officer’s Certificate. The Sellers shall have received a certificate of a senior executive officer of the Buyer, dated the Closing Date, certifying as to the fulfillment of the conditions set forth in Sections 9.01, 9.02 and 9.03 hereof.

          9.05    Actions, Proceedings, Etc. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement and all other related legal matters shall have been taken, prepared and completed in a manner reasonably satisfactory to the

Sellers and their counsel; and the Sellers shall have been furnished with such other instruments and documents as they shall have reasonably requested.

          9.06    Leases. Buyer or assignee shall have executed and delivered to the Lease to Nachlinger.

          10.      Indemnification.

          10.01  Indemnification by Buyer. The Buyer hereby covenants and agrees with the Sellers that it shall reimburse and indemnify the Sellers and their successors and assigns (individually an “Indemnified Party”) and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel) incurred by any of them due to, arising out of, or in connection with (i) a breach of any of the representations, warranties, covenants or agreements made by Buyer in this Agreement; (ii) Buyer's failure to timely and fully honor, discharge, pay or fulfill any Assumed Liability; (iii) any warranty, product liability or other claim relating to any products manufactured and sold by the Buyer after the Closing Date; (iv) the operation of the Business from and after the Closing Date; and (v) any tax liability of the Buyer (each a “Claim”).

          10.02  Indemnification by Nachlinger and the Sellers. Nachlinger and each of the Sellers, jointly and severally, hereby covenants and agrees with Buyer that it shall reimburse and indemnify the Buyer and its successors and assigns (also individually an “Indemnified Party”) and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel) incurred by any of them due to, arising out of, or in connection with (i) a breach of any of the representations, warranties, covenants or agreements made by Nachlinger and/or the Sellers in this Agreement; and (ii) the failure of either Seller to discharge any liability or obligation of the Sellers that is not an Assumed Liability (also each a “Claim”).

          10.03  Right to Defend, Etc.

          (a)       If the facts giving rise to any such indemnification shall involve any actual Claim or demand by any third party against an Indemnified Party, the indemnifying party shall be entitled to notice of and entitled to defend or prosecute such Claim at its expense and through counsel of its own choosing if it advises the Indemnified Party in writing of its intention to do so within thirty (30) days after notice of such Claim has been given to the indemnifying party (without prejudice to the right of any Indemnified Party to participate at its expense through counsel of its own choosing). Such Indemnified Party shall cooperate in the defense and/or settlement of such Claim, but shall be entitled to be reimbursed for all costs and expenses incurred by it in connection therewith. No settlement of any Claim may be made without the consent of the indemnifying party, which consent may not be unreasonably withheld; provided, however, that if such indemnifying party has been offered the opportunity to defend such Claim and has elected not to do so then settlement may be made without the consent of the indemnifying party.

          (b)      Notwithstanding Section 10.03(a) hereof, if, in the reasonable opinion of the Buyer, any Claim involves an issue or matter which could have a materially adverse effect on the business, operations, assets or prospects of the Buyer, then, and in such event, the Buyer shall have the right to control the defense or settlement of any such Claim. If the Buyer should so elect to exercise such right, the Buyer shall pay the legal expenses associated with such defense and the indemnifying party shall have the right at its sole expense to participate in, but not con-

trol, the defense or settlement of such Claim. No settlement of any such Claim may be made without the consent of the indemnifying party, which consent may not be unreasonably withheld.

          11.      General Provisions.

          11.01  Survival of Representations, Warranties, Covenants, and Agreements. The representations, warranties, covenants and agreements contained in this Agreement shall survive the execution of this Agreement and the closing of the transactions contemplated hereby for a period of three (3) years; provided, however, that any representations, warranties, covenants and agreements contained herein which specifically set forth longer time periods of effectiveness shall survive for the periods indicated therein. If any claim for indemnity has been timely made but has not been resolved by the parties prior to the expiration of the applicable time period of survival then, and in such event, such claim shall survive until finally resolved.

          11.02  Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

          11.03  Notices. All notices, requests, demands and other communications which are required to be or may be given under this Agreement to any party to any of the other parties shall be in writing and shall be deemed to have been duly given when (a) delivered in person, the day following dispatch by an overnight courier service (such as Federal Express or UPS, etc.) or (c) five (5) days after dispatch by certified or registered first class mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

          If to the Buyer

addressed to:	Universal Power Group, Inc.
1720 Hayden Road
Carrolton, Texas 75006
Attn: Mr. Ian Edmonds, Chief Operating Officer

with a copy to:	Morse, Zelnick, Rose & Lander, LLP
405 Park Avenue, Suite 1401
New York, New York 10022
Attn: Joel J. Goldschmidt, Esq.

If to the Sellers or Nachlinger
addressed to:	James R. Nachlinger
2900 Mistletoe Ct.
Arlington, Texas 76013

          11.04  Assignability and Amendments. This Agreement shall be assignable by Buyer. This Agreement cannot be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties.

          11.05  Entire Agreement. This Agreement and the Exhibits and Schedules which are a part hereof and the other writings and agreements specifically identified herein contain the entire agreement between the parties with respect to the transactions contemplated herein and supersede all previous written or oral negotiations, commitments and understandings.

          11.06  Waivers, Remedies. Any condition to the performance of any party hereto which legally may be waived on or prior to the Closing Date may be waived by the party entitled to the benefit thereof. Any waiver must be in writing and signed by the party to be bound thereby. A waiver of any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights under any other term or condition of this Agreement. All remedies under this Agreement shall be cumulative and not alternative.

          11.07  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

          11.08  Headings. All headings (including, without limitation, Article headings and Section titles) are inserted for convenience of reference only and shall not affect the meaning or interpretation of any such provisions or of this Agreement, taken as an entirety.

          11.09  Severability. If and to the extent that any court of competent jurisdiction holds any provision (or any part thereof) of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

          11.10  No Third Party Beneficiaries. Nothing contained in this Agreement shall be deemed to confer rights on any person or to indicate that this Agreement has been entered into for the benefit of any person, other than the parties hereto.

          11.11  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflicts of laws provisions.

          11.12  Binding Effects. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns.

          11.13  Further Assurances. At any time after the Closing Date, each party shall upon request of another party, execute, acknowledge and deliver all such further and other assurances and documents, and will take such action consistent with the terms of this Agreement, as may be reasonably requested to carry out the transactions contemplated herein and to permit each party to enjoy its rights and benefits hereunder.

          11.14  Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it was drafted jointly by the parties and no presumption shall arise favoring or disfavoring any party hereto by virtue of the authorship of this Agreement.

          11.15  Legal Representation. Each party hereby acknowledges that they are entitled to and have been afforded the opportunity to consult legal counsel of their choice regarding the terms and conditions and legal effects of this Agreement, as well as the advisability and propriety thereof. Each party hereby further acknowledges that having so consulted with legal counsel of their choosing or having chosen not to consult, hereby waives any right to such legal representation or effective representation and any right to raise or rely upon the lack of representation or effective representation in any future proceedings or in connection with any future claim.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

UNIVERSAL POWER GROUP, INC.

By:	/s/ Ian Edmonds
Ian Edmonds, Executive Vice President

By:	/s/ Roger Tannery
Roger Tannery, Chief Financial Officer

SHANAH, INC.

By:	/s/ James R. Nachlinger
James R. Nachlinger, President

LONG KNIGHT, INC. (f/ka SILVER SPUR, INC.)

By:	/s/ Dick Nachlinger
Dick Nachlinger, President

/s/ James R. Nachlinger
James R. Nachlinger